Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed by Pacira Pharmaceuticals, Inc. of our report dated March 27, 2012, on our audits of the consolidated financial statements of Pacira Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, which report is included in the Annual Report on Form 10-K of Pacira Pharmaceuticals, Inc. for the year ended December 31, 2011.

/s/ J.H.COHN LLP

Roseland, New Jersey

June 6, 2012